Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Principal at Risk Enhanced Participation Notes Linked to a Basket of Foreign Equity Indices Due June 28, 2010

Number R-1	$6,330,000
ISIN US 524908B667	CUSIP 524908B66

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER

PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Each Basket Index is a trademark of the sponsor of such Basket Index and has been licensed for use by the Company. The Securities, linked in part to the performance of the Basket Indices, are not sponsored, endorsed, sold or promoted by the sponsors of the Basket Indices and the sponsors of the Basket Indices make no representation regarding the advisability of investing in the Securities.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

2

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: June 28, 2007	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

3

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Principal at Risk Enhanced Participation Notes Linked to a Basket of Foreign Equity Indices Due June 28, 2010 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Ending Basket Level and the Basket Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date and the third Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” means the basket consisting of four Basket Indices.

“Basket Closing Level”, as calculated by the Calculation Agent, shall be calculated as follows: the sum of (USD Basket Index Level x the Share Weight) for each Basket Index.

“Basket Indices” shall mean, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index (each a “Basket Index” and, collectively, “Basket Indices”)

“Basket Return”, as calculated by the Calculation Agent, shall be calculated as follows:

Ending Basket Level – Starting Basket Level Starting Basket Level	; provided, however;

that if a Disruption Event relating to any or all of the Basket Indices and/or Relevant Currencies is in effect on the Valuation Date, the Calculation Agent will calculate the Basket Return using:

•

for each Basket Index and/or Relevant Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Index Level or the Reference Exchange Rate, as applicable, on the Valuation Date for such Basket Index and Relevant Currency, and

•

for each Basket Index and/or Relevant Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Index Level and/or the Reference Exchange Rate, as applicable, on the immediately succeeding scheduled Index Trading Day or scheduled Currency Business Day, as applicable, on which no Disruption Event occurs or is continuing with respect to the Basket Index and/or the Relevant Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to any or all of the Basket Indices and/or the Relevant Currencies on each of the three scheduled Index Trading Days or scheduled Currency Business Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Index Trading Day or scheduled Currency Business Day, as applicable, shall be deemed the Valuation Date for the affected Basket Index or Relevant Currency, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of a Basket Index, the Basket Index Ending Level, as set forth under “Market Disruption Event” herein or (ii) in the case of a Relevant Currency, the Reference Exchange Rate in accordance with the Fallback Rate Observation Methodology.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City and that is both (a) a Currency Business Day and (b) an Index Trading Day.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Company” shall have the meaning set forth on the face of this Security.

“Currency Business Day” as used in any Settlement Rate Option shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York for both (a) the Relevant Currency and (b) the United States dollar in accordance with the Reference Exchange Rate.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(1)    the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Relevant Currency into United States dollars through customary legal channels; or (y) the delivery of United States dollars from accounts inside the country for which a Relevant Currency is the lawful currency (such jurisdiction with respect to such Relevant Currency, the “Relevant Currency Jurisdiction”) to accounts outside that Relevant Currency Jurisdiction;

(2)    the occurrence of any event causing the Reference Exchange Rate for any Relevant Currency to be split into dual or multiple currency exchange rates; or

(3)    a Reference Exchange Rate being unavailable, or the occurrence and/or existence of any event (other than those set forth in (1) or (2) above) that (i) materially disrupts the market for a Relevant Currency or (ii) makes it generally impossible to obtain a Reference Exchange Rate for a Relevant Currency on the scheduled Valuation Date.

A “Disruption Event” means, for a Basket Index, a Market Disruption Event and, for a Relevant Currency, a Currency Disruption Event.

“Ending Basket Level”, as calculated by the Calculation Agent, shall be equal to the Basket Closing Level on the Valuation Date.

“Exchange Rate”, as calculated by the Calculation Agent with respect to a Relevant Currency, shall be the Reference Exchange Rate on a Currency Business Day, observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).

“Fallback Rate Observation Methodology” means that the Reference Exchange Rate in respect of a Relevant Currency will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the Valuation Date. If the Noon Buying Rate is not announced on that date, the Reference Exchange Rate for such Relevant Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Currency Business Day next succeeding the Valuation Date, for the purchase or sale for deposits in the Relevant Currency by the New York offices of three leading banks engaged in the interbank market

(selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Reference Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the Relevant Currency. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Reference Exchange Rate for such Relevant Currency will be determined solely by the Calculation Agent in good faith and in a commercially reasonable manner.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Level”, with respect to each Index Trading Day, shall be the closing level of the Basket Index on such Index Trading Day, as determined and published by the respective Index Sponsor (subject to the occurrence of a Disruption Event).

“Index Sponsor”, with respect to each Basket Index shall be as follows: (A) STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange is the publisher of the Dow Jones EURO STOXX 50® Index; (B) FTSE International Limited (“FTSE”) is the publisher of the FTSE 100 Index®; (C) Nikkei Inc. is the publisher of the Nikkei 225SM Index; and (D) Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”) is the publisher of the S&P®/ASX 200 Index.

“Index Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the Relevant Exchanges for securities included in the Basket Indices (or the relevant Successor Indices) and (ii) the exchanges on which futures or options contracts related to the Basket Indices are traded, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Index Weighting” means the weighting assigned to each of the Basket Indices, as follows:

Dow Jones EURO STOXX 50® Index	35.42%

FTSE 100 ® Index	33.97%

Nikkei 225SM Index	21.42%

S&P®/ASX 200 Index	9.19%

“Initial USD Basket Index Level” means the USD Basket Level on the Pricing Date.

“Market Disruption Event”, with respect to any of the Basket Indices (or any Successor Index) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1)    a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities at any time during the one hour period preceding the close of the principal trading session on such relevant exchange;

(2)    a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Basket Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(3)    a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to a Basket Index (or the relevant successor index) at any time during, or during the one hour period preceding the close of, the principal trading session on such exchange; or

(4)    a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Basket Index will be based on a comparison of:

•	the portion of the level of the Basket Index attributable to that security relative to

•	the overall level of the Basket Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1)    a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2)    limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)    a suspension of trading in futures or options contracts on the Basket Index by the primary securities market trading in such contracts by reason of:

(A)    a price change exceeding limits set by such exchange or market,

(B)    an imbalance of orders relating to such contracts, or

(C)    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index; and

(4)    a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean June 28, 2010, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be made on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on the scheduled Maturity Date; provided, however, that if due to a non-Business Day or a Disruption Event, the Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Valuation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Participation Rate” shall be equal to 130%.

“Payment at Maturity”, as calculated by the Calculation Agent, shall equal a cash payment per $1,000 principal amount note equal to the following:

(1)    If the Basket Return is greater than or equal to 0%: $1,000 + ($1,000 x Basket Return x Participation Rate);

(2)    If the Basket Return is less than 0%: $1,000 + ($1,000 x Basket Return)

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Pricing Date” shall mean June 25, 2007.

“Reference Exchange Rate”, calculated by the Calculation Agent with respect to any of the Relevant Currencies identified in the table below, shall be calculated as follows with reference to the listed Reuters page:

Euro	Spot rate on 1FED

British pound sterling	Spot rate on 1FED

Japanese yen	One divided by spot rate on 1FED

Australian dollar	Spot rate on 1FEE

“Relevant Currency” shall mean (a) with respect to the Dow Jones EURO STOXX 50® Index, the Euro, (b) with respect to the FTSE 100 Index®, the British pound sterling, (c) with respect to the Nikkei 225SM Index, the Japanese yen, and (d) the S&P®/ASX 200 Index, the Australian dollar.

“Relevant Exchange” shall mean, for any security (or any combination thereof) then included in any Basket Index or any Successor Index, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

“scheduled Currency Business Day” is a day that is or, in the judgment of the Calculation Agent, should have been, an Currency Trading Day.

“scheduled Index Trading Day” is a day that is or, in the judgment of the Calculation Agent, should have been, an Index Trading Day.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Settlement Rate Option” means, for a Relevant Currency, the spot rate for the reference currency on a Currency Business Day observed as per the Settlement Rate Option set forth in the following table. The screen or time of observation indicated in relation to any Settlement Rate Option set forth in the following table shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto as determined by the Calculation Agent.

Relevant Currency	Reuters Screen Reference	Description	Principal Financial Center

Euro	1FED	The U.S. Dollar/Euro official fixing rate, expressed as the amount of U.S. Dollars per one Euro, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “EUR” at approximately 10:00 a.m., New York time, on the relevant Valuation Date.	TARGET

British pound sterling	1FED

The U.S. Dollar/Sterling official fixing rate, expressed as the amount of U.S. Dollars per one Sterling, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “GBP” at approximately 10:00 a.m., New York time, on the relevant Valuation Date.

London

Japanese yen	1FED

The Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10:00 a.m., New York time, on the relevant Valuation Date.

Tokyo

Australian dollar	1FEE

The U.S. Dollar/Australian Dollar official fixing rate, expressed as the amount of U.S. Dollars per one Australian Dollar, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FEE to the right of the caption “AUD” at approximately 12:00 p.m., New York time, on the relevant Valuation Date.

Sydney and Melbourne

“Share Weight” shall mean, for each Basket Index is as follows:

Basket Index	Share Weight

Dow Jones EURO STOXX 50® Index	0.05882

FTSE 100 Index®	0.02580

Nikkei 225 SM Index	1.46384

S&P®/ASX 200 Index	0.01712

“Starting Basket Level” shall be set equal to 1,000 on the Pricing Date.

“Successor Index” shall have the meaning specified under “Discontinuation of a Basket Index; Alteration of Method of Calculation” with respect to each Basket Index.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“USD Basket Index Level”, as calculated by the Calculation Agent, on any Business Day, shall be for each Basket Index: Index Level of the Basket Index x the relevant Exchange Rate.

“Valuation Date” shall mean June 23, 2010, unless another date is deemed the Valuation Date in accordance with the terms of this Security.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Ending Basket Level and the Payment at Maturity, as well as whether the Ending Basket Level is equal to or greater than the Starting Basket Level. The Calculation Agent will also be responsible for determining whether a Disruption Event has occurred, whether any of the Basket Indices has been discontinued, whether there has been a material change in the method of calculation of any of the Basket Indices. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Discontinuation of a Basket Index; Alteration of Method of Calculation

As used herein, “Closing Price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the Relevant Exchange. If, however, the security is not listed or traded on a bulletin board, then the Closing Price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the Securities.

Dow Jones EURO STOXX 50® Index

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50 Index, and may discontinue publication of the Dow Jones EURO STOXX 50 Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index and STOXX Limited or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index (such index being referred to herein as a “EURO STOXX 50 Successor Index”), then any Index Closing Level will be determined by reference to the level of such EURO STOXX 50 Successor Index at the close of trading on the relevant exchange or market for the EURO STOXX 50 Successor Index on each relevant Valuation Date, or other relevant date or dates as set forth herein.

Upon any selection by the Calculation Agent of an Euro STOXX 50 Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on a Valuation Date and the Calculation Agent determines, in its sole discretion, that no EURO STOXX 50 Successor Index is available at such time, or the Calculation Agent has previously selected an Euro STOXX 50 Successor Index and publication of such EURO STOXX 50 Successor Index is discontinued prior to, and such discontinuation is continuing on the Valuation Date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50 Successor Index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50 Index (or any EURO STOXX 50 Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50 Index or EURO STOXX 50 Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50 Index or EURO STOXX 50 Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the Securities.

If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or an Euro STOXX 50 Successor Index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or an Euro STOXX 50 Successor Index is in any other way modified so that the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50 Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or an Euro STOXX 50 Successor Index is modified so that the level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50 Index), then the Calculation Agent will adjust its calculation of the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index in order to arrive at a level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX 50 Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

FTSE 100 Index®

FTSE has no obligation to continue to publish, and may discontinue the publication of, the FTSE 100 Index. If FTSE discontinues publication of the FTSE 100 Index and FTSE or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued FTSE 100 Index (such index being referred to herein as a “FTSE 100 Successor Index”), then any Index Closing Level will be determined by reference to the level of such FTSE 100 Successor Index at the close of trading on the relevant exchange or market for the FTSE 100 Successor Index on each relevant Valuation Date or other relevant date or dates as set forth herein.

Upon any selection by the Calculation Agent of a FTSE 100 Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If FTSE discontinues publication of the FTSE 100 Index prior to, and such discontinuance is continuing on a Valuation Date and the Calculation Agent determines, in its sole discretion, that no FTSE 100 Successor Index is available at such time, or the Calculation Agent has previously selected an FTSE 100 Successor Index and publication of such FTSE 100 Successor Index is discontinued prior to, and such discontinuation is continuing on the Valuation Date, or if FTSE (or the publisher of any FTSE 100 Successor Index) fails to calculate and publish a closing level for the FTSE 100 Index (or any FTSE 100 Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Closing Level on such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the FTSE 100 Index or FTSE successor Index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE 100 Index or FTSE 100 Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the FTSE 100 Index may adversely affect the value of the Securities.

If at any time the method of calculating the FTSE 100 Index or a FTSE 100 Successor Index, or the level thereof, is changed in a material respect, or if the FTSE 100 Index or a FTSE 100 Successor Index is in any other way modified so that the FTSE 100 Index or such FTSE 100 Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the FTSE 100 Index or such FTSE 100 Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the FTSE 100 Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE 100 Index or such FTSE 100 Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the FTSE 100 Index or such FTSE 100 Successor Index, as adjusted. Accordingly, if the method of calculating the FTSE 100 Index or a FTSE 100 Successor Index is modified so that the level of such FTSE 100 Index or FTSE or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSE 100 Index), then the Calculation Agent will adjust such FTSE 100 Index in order to arrive at a level of the FTSE 100 Index or such FTSE 100 Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Nikkei 225 SM Index

Nikkei Inc. has no obligation to continue to publish the Nikkei 225 Index, and may discontinue publication of the Nikkei 225 Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225 Index and Nikkei Inc. or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225 Successor Index”), then any Index Closing Level will be determined by reference to the level of such Nikkei 225 Successor Index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225 Successor Index on each relevant Valuation Date or other relevant date or dates as set forth herein.

Upon any selection by the Calculation Agent of a Nikkei 225 Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If Nikkei Inc. discontinues publication of the Nikkei 225 Index prior to, and such discontinuation is continuing on a Valuation Date and the Calculation Agent determines, in its sole discretion, that no Nikkei 225 Successor Index is available at such time, or the Calculation Agent has previously selected a Nikkei 225 Successor Index and publication of such Nikkei 225 Successor Index is discontinued prior to, and such discontinuation is continuing on the Valuation Date, or if Nikkei Inc. (or the publisher of any Nikkei 225 Successor Index) fails to calculate and publish a closing level for the Nikkei 225 Index (or any Nikkei 225 Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nikkei 225 Index or Nikkei 225 Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225 Index or Nikkei 225 Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225 Index may adversely affect the value of the Securities.

If at any time the method of calculating the Nikkei 225 Index or a Nikkei 225 Successor Index, or the level thereof, is changed in a material respect, or if the Nikkei 225 Index or a Nikkei 225 Successor Index is in any other way modified so that the Nikkei 225 Index or such Nikkei 225 Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Nikkei 225 Index or such Nikkei 225 Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Nikkei 225 Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225 Index or such Nikkei 225 Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Nikkei 225 Index or such Nikkei 225 Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Nikkei 225 Successor Index is modified so that the level of the Nikkei 225 Index or such Nikkei 225 Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225 Index), then the Calculation Agent will adjust its calculation of the Nikkei 225 Index or such Nikkei 225 Successor Index in order to arrive at a level of the Nikkei 225 Index or such Nikkei 225 Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

S&P®/ASX 200 Index

The Standard & Poor’s Australian Index Committee has no obligation to continue to publish, and may discontinue the publication of, the S&P/ASX 200 Index. If the Standard & Poor’s Australian Index Committee discontinues publication of the S&P/ASX 200 Index and Standard & Poor’s Australian Index Committee or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P/ASX 200 Index (such index being referred to herein as a “S&P/ASX 200 Index Successor Index”), then any Index Closing Level will be determined by reference to the level of such S&P/ASX 200 Index Successor Index at the close of trading on the relevant exchange or market for the S&P/ASX 200 Index Successor Index on each relevant Valuation Date or other relevant date or dates as set forth herein.

Upon any selection by the Calculation Agent of a S&P/ASX 200 Index Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If the Standard & Poor’s Australian Index Committee discontinues publication of the S&P/ASX 200 Index Successor Index prior to, and such discontinuance is continuing on a Valuation Date and the Calculation Agent determines, in its sole discretion, that no S&P/ASX 200 Index Successor Index Successor Index is available at such time, or the Calculation Agent has previously selected an S&P/ASX 200 Index Successor Index and publication of such S&P/ASX 200 Index Successor Index Successor Index is discontinued prior to, and such discontinuation is continuing on the Valuation Date, or if the Standard & Poor’s Australian Index Committee (or the publisher of any S&P/ASX 200 Index Successor Index) fails to calculate and publish a closing level for the S&P/ASX 200 Index (or any S&P/ASX 200 Index Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Closing Level on such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P/ASX 200 Index or S&P/ASX 200 Index successor Index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P/ASX 200 Index or S&P/ASX 200 Index Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the S&P/ASX 200 Index may adversely affect the value of the Securities.

If at any time the method of calculating the S&P/ASX 200 Index or a S&P/ASX 200 Index Successor Index, or the level thereof, is changed in a material respect, or if the S&P/ASX 200 Index or a S&P/ASX 200 Index Successor Index is in any other way modified so that the S&P/ASX 200 Index or such S&P/ASX 200 Index Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the S&P/ASX 200 Index or such S&P/ASX 200 Index Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the S&P/ASX 200 Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P/ASX 200 Index or such S&P/ASX 200 Index Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the S&P/ASX 200 Index or such S&P/ASX 200 Index Successor Index, as adjusted. Accordingly, if the method of calculating the S&P/ASX 200 Index or a S&P/ASX 200 Index Successor Index is modified so that the level of such S&P/ASX 200 Index or S&P/ASX 200 Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P/ASX 200 Index), then the Calculation Agent will adjust such S&P/ASX 200 Index in order to arrive at a level of the S&P/ASX 200 Index or such S&P/ASX 200 Index Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)

TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors

JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	( State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

__________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.